Exhibit 10.9

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”), dated as of November 17th, 2022 (the “Effective Date”), is by and between ASPARGO LABORATORIES, INC., a corporation organized under the laws of the State of Delaware, with offices located at 550 Sylvan Avenue, Suite 102, Englewood Cliffs, New Jersey 07632 (“Aspargo” or “Licensor”) and SIDUS S.A., a corporation organized under the laws of Argentina, with offices located at Av. Dardo Rocha 944, CP: 1640 – Martínez Provincia de Buenos Aires. Argentina. (“Sidus” or “Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensee wishes to utilize the Licensed Know-How in the Field in the jurisdiction of Argentina, and Licensor is willing to grant to Licensee an exclusive license to the Licensed Know-How in the Field in such jurisdiction on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Certain Definitions.

For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled by” and “under common control with” have correlative meanings.

For the avoidance of doubt, any Person that is not an Affiliate as of the Effective Date, but later becomes an Affiliate through any transaction or series of related transactions, will be deemed to be an Affiliate for purposes of this Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY or Buenos Aires, Argentina are authorized or required by Law to be closed for business.

“Commercialization” means, in respect of a particular product, the conduct of any and all activities directed to the marketing, distribution, offer for commercial sale, importation for commercial sale, and commercial sale of the product, including pre-launch, launch, and post-launch marketing, promotion, and advertising; pricing, order processing, invoicing, and sales; inventory management and commercial distribution; and customer support, but excluding development activities and manufacturing. “Commercialize” means to engage in Commercialization.

“Confidential Information” means all non-public, confidential, or proprietary information of each Party, whether in oral, written, electronic, or other form or media, , designated, or otherwise identified as “confidential,” including, specifically, with respect to Licensor, the Licensed Know-How, and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, and includes the terms and existence of this Agreement.

For the purpose of the present agreement Confidential Information shall not include any information or portion (hereto of) that: : (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Field” means shall mean all indications and uses in the treatment or prevention of human diseases.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, reports, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor useful in the manufacture, sale, or use of the Licensed Products.

“Licensed Product” means sildenafil oral suspension solution (also referred to herein as “Sildenafil Spray”), which is licensed by Aspargo under that certain Exclusive Patent License Agreement dated September 25, 2020 between INNOVAZONE LLC and FARMALIDER S.A. (“Farmalider”) as Licensors and ASPARGO as Licensee, as amended on June 9, 2021 and December 27, 2021 (the “Farmalider License Agreement”).

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Party” has the meaning set forth in the preamble.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Sublicensee” means any Person that is granted a sublicense, in whole or in part, by Licensee under this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate.”

“Territory” means the jurisdiction of the Republic of Argentina.

“Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

2.	Grant.

2.1	Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates during the Term an exclusive, sublicensable right and license to utilize the Licensed Know-How to research, develop, register, Commercialize, use, market, offer to sell, sell, import, and distribute the Licensed Product in the Territory.

2.2	Sublicensing. Licensor hereby grants to Licensee and its Affiliates the right to sublicense all and any of Licensee’s rights to the Licensed Know-How, subject to the consent of Licensor, which shall not be unreasonably withheld. No sublicense may exceed the scope of rights granted to Licensee hereunder.

3.	Consideration.

3.1	Supply Agreement. In consideration of the grant of the rights hereunder, Sidus has agreed to enter into a Supply Agreement among Sidus, Aspargo and Farmalider governing the supply of the Licensed Product to Sidus for resale in the Territory (the “Supply Agreement”). The Supply Agreement shall include customary terms for finished goods supply agreements of this nature and will provide that the Sildenafil Spray supply price shall be [*****] per unit, with each unit consisting of 30 ML of Sildenafil Spray contained in a 30 ML bottle and actuator. In addition, the Supply Agreement shall provide that Sidus shall be entitled to [****]. Payment shall be made within a time period that takes into account Argentina capital controls mandated by The Central Bank of Argentina (BCRA). Payments shall be due within ninety (90) days after invoice date in accordance with applicable BCRA capital controls. The Parties agree to modify the time period for invoice due dates from time to time based on changes in applicable BCRA capital controls.

3.2	Forecasts. Throughout the Term of the Supply Agreement, Sidus shall provide Farmalider, at least ninety (90) days prior to the first day of each calendar quarter, with a rolling forecast (“Forecast”) prepared in good faith projecting Sidus’ requirements of Licensed Product, for the twelve (12) month period commencing on the first day of such calendar quarter, specifically indicating such projected requirements for calendar quarter during such twelve (12) month period. Concurrently with the delivery of each Forecast, Sidus shall issue a binding purchase order specifying the quantities of Licensed Product to be purchased by Sidus with respect to the first calendar quarter of such Forecast.

4.	Commercialization.

4.1	General. Subject to the terms and conditions of this Agreement, Licensee shall use commercially reasonable efforts to commence arms-length sales of the Licensed Products in the Territory within fifteen (15) months from the Effective Date. Licensee shall be responsible for all costs associated with obtaining the Marketing Authorization for the Licensed Products in the Territory. Licensor shall provide any cooperation and assistance reasonably required by Licensee to obtain the Marketing Authorization. Licensee may not transfer or assign or otherwise confer beneficial ownership of the Marketing Authorization to any party that is not an Affiliate of Licensee without Licensor’s prior written consent.

4.2	Manufacturing. Licensee agrees to purchase the Licensed Products exclusively from Farmalider or any of its Affiliates for sale in the Territory, subject to the terms of the Supply Agreement.

4.3	Commercialization. Licensee shall have responsibility for all matters related to the Commercialization of the Licensed Products. Notwithstanding the generality of the foregoing, Licensee shall perform the following services and activities in connection with the Commercialization of the Licensed Products: customs clearance, suitable warehousing, appropriate transport, introductions to key customers, hiring or having hired a sufficient number of representatives for the promotion of the Licensed Products in the Territory and distribution, marketing, promotion and sales throughout the Territory directly and/or through its marketing agents.

4.4	Pharmacovigilance. Licensee shall report to the regulatory authorities all adverse drug reactions related to the Licensed Products in accordance with applicable Law in the Territory. A copy of each such report shall be provided to Licensor.

4.5	Product Mark(s). Licensee may select the Trademark(s) to be used in connection with the Commercialization of the Licensed Product hereunder (collectively, the “Product Mark”). As among the Parties, Licensee will solely own all right, title, and interest in all Product Marks in the Territory. All goodwill accruing from Licensee’s or any of its sublicensees’ use of any Product Mark under this Agreement will inure solely to the benefit of Licensee. Licensee has sole control, at its expense and in its discretion, over the prosecution, registration, maintenance, enforcement, and defense of the Product Marks.

4.6	Licensee shall use commercially reasonable efforts to ensure that neither Licensee nor any of its third-party distributors or (sub)licensees (including any applicable suppliers and manufacturers) and customers, directly or indirectly, sells, resells, exports, or otherwise distributes Licensed Products into jurisdictions outside the Territory.

5.	Confidentiality.

5.1	Confidentiality Obligations. The Parties acknowledge that in connection with this Agreement they may gain access to Confidential Information of the other Party As a condition to being furnished with Confidential Information, Each Party shall, during the Term and for five (5) years thereafter:

(a)	The Parties shall only use the Confidential Information as strictly necessary to exercise their rights and perform their obligations under this Agreement; and

(b)	maintain the Confidential Information in strict confidence and, subject to Section 5.2, not disclose the Confidential Information without the other Party’s prior written consent, provided, however, this obligation of confidentiality does not apply in the following cases:

(i)	have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this 8, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 5.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

5.2	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)	provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under 8; and

(b)	disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

6.	Representations and Warranties.

6.1	Mutual Representations and Warranties. Each Party represents and warrants to each other Party that:

(a)	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of the Party; and

(d)	when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

6.2	Licensor Representations and Warranties. Licensor represents and warrants that:

(a)	it is the sole and exclusive licensee with the right to grant exclusive sublicenses of the entire right, title, and interest in and to the Licensed Know-How in the Territory; and

(b)	Licensor has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Know-How that conflicts with the rights and licenses granted to Licensee hereunder;

7.	Indemnification.

7.1	Indemnification. Licensee, on the one hand, and Licensor, on the other hand (each, an “Indemnitor”) shall indemnify, defend, and hold harmless the other Party and its Affiliates, and each of such Party’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from such Party’s breach of any representation, warranty, covenant, or obligation under this Agreement. In addition, Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns against all Losses arising from Licensor’s misappropriation of the Licensed Know-How and/or any other intellectual property rights of a third party.

7.2	Indemnification Procedure. An Indemnitee shall promptly notify an Indemnitor in writing of any Action and cooperate with such Indemnitor at the Indemnitor’s sole cost and expense. Indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. An Indemnitor shall not settle any Action in a manner that adversely affects the rights of the Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s failure to perform any obligations under this Section 7.2 shall not relieve the Indemnitor of its obligation under this Section 7.2 except to the extent an Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

8.	Term and Termination.

8.1	Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 8.2, will continue in full force and effect for a period of ten (10) years from the Effective Date, which term shall automatically renew for additional five (5) year periods thereafter (the “Term”).

8.2	Termination.

(a)	Either Licensor or Licensee may terminate this Agreement on written notice to the other, if the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within sixty (60) days after receiving written notice thereof, or if such breach is incapable of cure, effective immediately upon receiving written notice.

(b)	Subject to Section 9.12, Licensor may terminate this Agreement on written notice to Licensee if Licensee (i) fails to undertake commercially reasonable efforts to initiate registration activities for approval of the Licensed Product for sale in the Territory within ninety (90) days from the Effective Date or (ii) ceases marketing activities following the commercial launch of the Licensed Product. For the avoidance of doubt, Commercialization includes [*****].

(c)	Any Party may terminate this Agreement, effective immediately, if another Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, unless a successor in interest or a purchaser of the assets (including a secured creditor) of such Party agrees to fully assume such Party’s obligations under this Agreement.

8.3	Effect of Termination. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s Confidential Information relating to the subject matter of this Agreement; (b) permanently erase the Disclosing Party’s Confidential Information relating to the subject matter of this Agreement from its computer systems; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 8.3. In addition, upon termination or expiration of this Agreement, Licensee shall cease using the Licensed Know-How for any purpose related to the manufacture, sale, and marketing of the Licensed Products, and shall use commercially reasonable efforts to transfer, without additional consideration, any registrations obtained or in the process of being obtained by Licensee with respect to Licensed Products in the Territory. In addition, all sublicenses that may have been granted by Licensee pursuant to Section 2.3 will terminate upon termination or expiration of this Agreement and all rights and obligations of the Parties contained in this Agreement shall be deemed to be canceled subject to the rights and obligations that survive termination as described in Sections 8.4 and 8.5.

8.4	Sell-Off Period. For a period of a year after the effective date of the termination of this Agreement (the “Sell-Off Period”), Licensee, and each of its Affiliates and Sublicensees, will have the right to sell or otherwise dispose of all existing Licensed Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement.

8.5	Survival. The rights and obligations of the Parties set forth in Section 8.3 (Effect of Termination); Section 1 (Definitions), Section 5 (Confidentiality), Section 6 (Representations and Warranties), Section 7 (Indemnification), Section 8.4 (Sell-off Period), and Section 9 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such 8termination or expiration.

9.	Miscellaneous.

9.1	Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

9.2	Independent Contractors. The relationship among the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among any of the Parties, and no Party has authority to contract for or bind any other Party in any manner whatsoever.

9.3	Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Aspargo:	Aspargo Laboratories, Inc. Attention: Michael Demurjian, CEO 550 Sylvan Avenue, Suite 102 Englewood Cliffs, New Jersey 07632, USA E-mail: mdemurjian@aspargolabs.com

If to Licensee:	Sidus SA Attention: Matías Bóscolo Address: Dardo Rocha 944 Martínez – Buenos Aires Province – Argentina – (1640) E-mail: mboscolo@sidus.com.ar With a copy to: mburstein@sidus.com.ar

Notices sent in accordance with this Section 9.3 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

9.4	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

9.5	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.6	Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any other document, the terms and provisions of this Agreement shall govern.

9.7	Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement with Licensor’s prior written consent, which shall not be unreasonably withheld, provided that any assignee shall agree in writing to be bound by all the terms and conditions of this Agreement and to assume all obligations of Licensee under this Agreement.

9.8	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

9.9	Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

9.10	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.11	Governing Law; Dispute Resolution.

(a)	The Parties agree that except as specified in Section 9.11(g), Section 9.11(j), and Section 9.12, in no event shall any dispute, controversy or claim arising under this Agreement be the subject of private litigation between the Parties.

(b)	The Parties shall attempt in good faith to initially resolve any dispute hereunder promptly by negotiation among themselves. In the event that the Parties are unable to resolve any dispute, controversy or claim between themselves arising out of or in connection with compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, the dispute, controversy or claim (other than a dispute, controversy or claim relating to patent scope, validity or infringement) shall, at the request of either Party be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Chamber of Commerce.

(c)	The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows: Licensee shall nominate one (1) such qualified arbitrator; the Licensor shall jointly nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). In the event either Licensee or Licensor shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) days after the other Party shall have nominated its arbitrator, or the two arbitrators so nominated shall fail to agree on a third arbitrator as provided above within thirty (30) days, the presiding arbitrator shall be appointed by the ICC Court.

(d)	The place of arbitration shall be New York, New York and the language of the arbitration shall be English.

(e)	Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 9.11 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Section 9.11.

(f)	Within sixty (60) days after the third and presiding arbitrator has been confirmed by the ICC Court, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity. Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within forty-five (45) days after the exchange of documents described above. At least fifteen (15) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within ten (10) months following the confirmation of the third and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

(g)	The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein.

(h)	Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the arbitrators.

(i)	Provided the Agreement has not terminated, the Parties covenant to continue the performance under the Agreement in accordance with the terms thereof, pending the final resolution of the dispute.

(j)	Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party shall have the right to pursue an action in a court of competent jurisdiction for: (i) any action to obtain injunctive or other equitable remedy, or (ii) any dispute related to the infringement or misappropriation of the Licensed Know-How or other intellectual property rights. Any such proceeding shall be instituted exclusively in the courts of the State of New York, in each case located in New York City, New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO ANY SUCH ACTIONS UNDER THIS SECTION 9.11(j).

(k)	The governing law of this Agreement shall be the substantive law of the state of New York.

9.12	Force Majeure. No Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, hurricane, tornado, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give notice within fifteen days of the Force Majeure Event to the other Parties, stating the period of time the occurrence is expected to continue. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of one hundred eighty (180) days following written notice given by it under this Section 12.15, the non-Impacted Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

9.13	Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

9.14	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSOR:

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian

Michael Demurjian

Chief Executive Officer

LICENSEE:

SIDUS S.A.

By:	/s/ Matías Bóscolo

Matías Bóscolo

General Manager

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